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                                                                    Exhibit 8.2


                                 April 10, 2002

Board of Directors
Minden Mutual Holding Company
Minden Bancorp, Inc.
Minden Building & Loan Association
415 Main Street
Minden, Louisiana 71055

Gentlemen:

You have requested our opinion regarding the State of Louisiana income tax consequences of the reorganization of Minden Building & Loan Association ("MBLA") into a mutual holding company. As an integral part of this transaction, Minden Bancorp, Inc. ("MBI") will be organized as a federally chartered mid-tier stockholding company and be majority owned by a newly organized Minden Mutual Holding Company ("MMHC"). This entire transaction will be referred to as the "Reorganization."

We have reviewed: (1) the federal income tax opinion prepared by the firm of Elias, Matz, Tiernan & Herrick, L.L.P. dated April 8, 2002, which has been provided to you; (2) what we believe to be the entire draft of MBI's form SB-2 Registration Statement; and (3) a draft of the prospectus to be issued in connection with this transaction whereby MBI will offer up to 45% of its stock to the public.

We have not reviewed any other documents incident to this transaction but anticipate that they will reflect the facts, representations, and other information as contemplated in the information referenced above.

Our opinion relies extensively on the conclusions reached in the federal income tax opinion rendered by Elias, Matz, Tiernan & Herrick, L.L.P. If the ultimate federal tax treatment of the transaction is different than anticipated in such tax opinion, our conclusions as outlined herein might be significantly impacted.


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Board of Directors
April 10, 2002
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                           DESCRIPTION OF TRANSACTION

The reorganization contemplates that MBLA will be reorganizing by creating a mutual holding company and converting the Building and Loan to a stock company ("Association Conversion"). MBI will be organized as a federally chartered mid-tier stock holding company of MMHC; 45% of its shares will be offered in the form of common stock to the public; MMHC will own the remaining 55% of MBI's outstanding common stock. MBI will own all the common stock of MBLA. An excerpt from the prospectus illustrating the new structure after the reorganization is attached herewith (Exhibit A).

                           LOUISIANA LAW AND ANALYSIS

CORPORATIONS

The State of Louisiana imposes a tax upon the income of corporations (and other entities taxed as corporations for federal tax purposes).

     o Tax is based on a corporation's "Louisiana taxable income" - see Louisiana Revised Statute Section 47:287.11.

     o Louisiana taxable income equals Louisiana net income less federal income tax - Section 47:287.69.

     o Louisiana net income equals net income allocated and apportioned to the State of Louisiana - Section 47:287.67.

     o Net income for a corporation equals taxable income "computed in accordance with federal law" subject to certain modifications - Section 47:287.65.

     o Modifications are outlined in Section 47:287.71 and Section 47:287.73. They do not include any modifications related to tax-free reorganizations pursuant to the Internal Revenue Code.

As the above references indicate, the State of Louisiana generally subjects corporations to income tax on the same basis as they are treated for federal tax purposes. Accordingly, since it is anticipated that the reorganization will not subject any of the corporations to federal income tax, the reorganization will not impose any Louisiana income tax upon Minden Mutual Holding Company, Minden Bancorp, Inc., or Minden Building & Loan Association.

INDIVIDUALS

The State of Louisiana also follows a "piggy back" approach with respect to the taxation of individuals in that the general base for taxation starts with federal adjusted gross income. While the statute requires several modifications to federal income in arriving at income subject to


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Board of Directors
April 10, 2002
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Louisiana income tax, none of these modifications relate in any way to the federal reorganization provisions as they apply to the effects on shareholders and security holders under Subchapter C, Part III, Subpart B of the Internal Revenue Code (see LRS Section 47:290 and Section 47:293). Accordingly, one would conclude that Louisiana will not impose any tax on any owners of MMHC, MBI, or MBLA, as long as the transaction is free of tax under federal tax law.

ESTATES AND TRUSTS

Louisiana taxes income of estates and trusts in a manner similar to that imposed upon individuals. Generally, federal rules are followed (see Section 47:162 and Section 47:182).

PARTNERSHIPS

Louisiana Revised Statute Section 47:201 provides that partnerships are generally not subject to tax in the State of Louisiana. However, partnerships having any members who are not individuals or who are not residents of Louisiana, shall be required to file a partnership return of income reporting its income and deductions and allocating these items between and among its partners (see Section 47:201 and Section 47:201.1) for inclusion in each partner's tax return.

In summary, Louisiana taxation of reorganizations follows the federal tax treatment of such transactions. Corporations or other organizations which are parties to tax free organization or reorganization under federal law will not be subject to tax on the transactions pursuant to Louisiana statutes. Similarly, any shareholders or security holders (owners) which are afforded tax free treatment under federal law will also avoid current Louisiana tax on the transaction.

                                    OPINIONS

Elias, Matz, Tiernan & Herrick, L.L.P. have expressed their opinion with respect to federal income tax purposes as follows:

With respect to the Association Conversion:

     1. The Association Conversion is a mere change in identity and form and therefore qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. (Rev. Rul. 80-105, 1980-1 C.B. 78.).

     2. No gain or loss will be recognized by the Association or Stock Association in the Association Conversion. (Code Sections 361(a) and 357(a)).

     3. The Stock Association's holding period for the assets received from the Association will include the period during which such assets were held by the Association. (Code Section 1223(2)).



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Board of Directors
April 10, 2002
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     4.  The Stock Association's basis in the assets of the Association will be the same as the basis of such assets in the hands of the Association immediately prior to the proposed transaction. (Code Section 362(b)).

     5. The Stock Association will succeed to and take into account the Association's earnings and profits, as of the date of the proposed transaction. (Code Section 381).

With respect to the contribution of ownership interests in Stock Association to the Mutual Holding Company for membership interests in the Mutual Holding Company (the "351 Transaction"):

     6. The exchange of ownership interests in the Stock Association for membership interests in the Mutual Holding Company will constitute a tax-free exchange of property solely for voting "stock" pursuant to
         Section 351 of the Code. Membership interests in the Mutual Holding Company will be treated as "stock" within the meaning of Code Section 351(a).

     7. No gain or loss will be recognized by mutual interest holders of the Association on the transfer of their ownership interest in the Association solely for a constructive ownership interest in the Stock Association followed by an exchange of their ownership interests in the Stock Association solely for membership interests in the Mutual Holding Company. (Code Section 351(a)).

     8. The basis in the membership interests of the Mutual Holding Company received in the transaction will be the same as the basis of the property transferred in exchange thereof, reduced by the sum of the liabilities assumed by the Mutual Holding Company or to which assets transferred are taken subject. (Code Section 358(a)(1)).

     9. The Mutual Holding Company will recognize no gain or loss upon the receipt of property from the owners of Stock Association in exchange for membership interests in the Mutual Holding Company. (Code Section 1032(a)).

     10. The Mutual Holding Company's basis in the property received from the owners of Stock Association will be the same as the basis of such property in the hands of the owners of Stock Association immediately prior to the 351 Transaction. (Code Section 362(a)).

     11. The Mutual Holding Company's holding period for the property received from the owners of Stock Association will include the period during which such property was held by the owners of Stock Association. (Code
         Section 1223(2)).

With respect to the transfer of the Stock Association's common stock by the Mutual Holding Company to the Stock Holding Company and cash contributions from the Stock Holding Company to the Stock Association:

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Board of Directors
April 10, 2002
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     12. The transfer by the Mutual Holding Company of the common stock of the
         Stock Association, a wholly owned subsidiary, to its other wholly owned subsidiary, the Stock Holding Company, will constitute a tax-free exchange of property solely for voting stock pursuant to Code Section
         351. The Mutual Holding Company will not receive additional shares of Common Stock in this exchange because, at the time of the transfer, the Mutual Holding Company will already own all of the outstanding shares of Common Stock, and the issuance of additional shares of Common Stock would have no substantive effect.

     13. The Mutual Holding Company will recognize no gain or loss upon the transfer of Stock Association common stock to the Stock Holding Company. (Code Section 351(a)).

     14. The Stock Holding Company will recognize no gain or loss on its receipt of Stock Association common stock. (Code Section 1032(a)).

     15. The Stock Holding Company's basis in the Stock Association common stock will equal the basis of the Stock Association common stock in the Mutual Holdings Company's hands immediately before the exchange. (Code
         Section 362(a)).

     16. The Mutual Holding Company will increase its basis in its shares of Common Stock by the Mutual Holding Company's basis in its Stock Association common stock. (Code Section 358(a)).

     17. The Stock Holding Company's holding period for the shares of Stock Association common stock received from the Mutual Holding Company will include the period that the Mutual Holding Company held, or is deemed to have held, the shares. (Code Section 1223(2)).

     18. No gain or loss will be recognized by the Stock Association upon its receipt of money from the Stock Holding Company. (Code Section 1032(a)). The Stock Holding Company will not receive additional shares of Common Stock in exchange for any such money received because the issuance of additional Stock Association common stock to the Stock Holding Company would be meaningless. The Stock Holding Company will be transferring solely cash to the Stock Association and therefore will not recognize any gain or loss upon such transfer. (Code Section 351(a); Rev. Rul. 69-357, 1969-1 C.B. 101).

With respect to depositors of the Association and the issuance of Common Stock pursuant to the Plan of Stock Issuance:

     19. No gain or loss will be recognized by the Stock Holding Company upon its receipt of money in exchange for shares of the Common Stock (Code
         Section 1032(a)).


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     20. No gain or loss will be recognized by Eligible Account Holders,
         Supplemental Eligible Account Holders, or Other Members of the Association upon the issuance to them of deposit accounts in the Stock Association in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in the Association held immediately prior to the Reorganization. (Code Section 1001(a); Treas. Reg. Section 1.1001-1(a)).

     21. The tax basis of the building and loan accounts of the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members in the Stock Association received as part of the Reorganization will equal the tax basis of such account holders' corresponding deposit accounts in the Association surrendered in exchange thereof. (Code Section
         1012).

     22. The basis of the shares of Common Stock acquired in the Offering will be equal to the purchase price of such shares. (Code Section 1012).

         It is further our opinion that it is more likely than not that the tax basis of the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members interest in: (i) the depositors' deposit accounts in the Association immediately after the conversion and Reorganization will be the same as the basis of their deposit accounts immediately prior to the conversion; and (ii) the tax basis in the liquidation account will be zero.

         We note, however, that the issuance of whether or not the subscription rights have value is dependent upon all of the facts and circumstances that occur. We further note that in PLR 9332029, the IRS was requested to address the federal tax treatment of the receipt and exercise of non-transferable subscription rights in another conversion, and the IRS declined to express any opinion. If the non-transferable subscription rights to purchase Common Stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the non-transferable subscription rights (in certain cases, whether or not the rights are exercised) and the Mutual Holding Company, Stock Holding Company, and/or the Association may be taxed on the distribution of the non-transferable subscription rights under Section 311 of the Code. In this event, the non-transferable subscription rights may be taxed partially or entirely at ordinary income tax rates.

     23. The holding period of the Common Stock acquired pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised. (Code Section 1223(6)). The holding period of the Common Stock acquired in the Community Offering will commence on the date following the date on which such stock is purchased. (Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97, 1966-1
         C.B. 190).


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Board of Directors
April 10, 2002
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SUBJECT TO THE LIMITATIONS OUTLINED HEREIN, IT IS OUR OPINION THAT EACH OF THE
FOREGOING OPINIONS (1) THROUGH (23) OF ELIAS, MATZ, TIERNAN & HERRICK, L.L.P. WITH RESPECT TO THE FEDERAL INCOME TAXATION OF THE REORGANIZATION WILL ALSO APPLY TO THE LOUISIANA INCOME TAX TREATMENT OF THE TRANSACTION IN SO MUCH AS THESE OPINIONS RELATE TO THE RECOGNITION OF GAIN OR LOSS, BASIS, HOLDING PERIOD, AND OTHER TAX ATTRIBUTES IMPOSED UPON THE PARTICIPANTS IN THE TRANSACTION.

Our opinion is based on the Louisiana income tax statutes, regulations, judicial, and administrative authorities as they exist at the current point in time. If there is any substantial change in these authorities prior to the occurrence of the reorganization, it could impact the conclusions and opinions outlined above. We assume no responsibility to update our opinion in the event of such a change unless any user or any entity which has relied on this opinion specifically requests that we do so.

Naturally, our opinion is not binding upon the Louisiana Department of Revenue. There is no assurance, and none is hereby given, that the state will not take a position contrary to one or more of the conclusions reflected herein. It is possible that our opinion would not be upheld if challenged by the state. As previously mentioned, our opinions rely heavily on the federal income tax treatment of the transaction being ultimately determined as outlined in the opinion of Elias, Matz, Tiernan & Herrick, L.L.P. If the Internal Revenue Service were able to successfully challenge one or more of the conclusions reached in such opinion, the Louisiana income taxation of the reorganization would also be affected.

Our opinion is limited to the Louisiana Income Tax treatment of the transaction; no opinion has been requested and, accordingly, no opinion is expressed, with respect to the imposition of any other state taxes, such as Louisiana Franchise Tax or Louisiana State Tax, which might be impacted by the transaction.

We accept no responsibility to defend our opinion against any challenge from the Louisiana Department of Revenue, the Internal Revenue Service, or any entity or person that relies on the conclusions expressed herein.


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Board of Directors
April 10, 2002
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We hereby consent to the filing of this opinion as an exhibit to the
Association's Form MHC-1 and MHC-2 Notice of Mutual Holding Company Reorganization and Application for Approval of a Minority Stock Issuance by a Savings Association Subsidiary of Mutual Holding Company as filed with the OTS and to the Stock Holding Company's Registration Statement on From SB-2 as filed with the Securities and Exchange Commission. We also consent to the references to our firm in the Prospectus contained in the Forms MHC-1 and MHC-2 and Form SB-2 under the captions "The Reorganization and Stock Issuance - Effects of the Reorganization - Tax Effects" and "Legal and Tax Opinions," and to the summary of our opinion in such Prospectus.

                                   Sincerely,

                                   /s/ Heard, McElroy & Vestal, L.L.P.

                                   Heard, McElroy & Vestal, L.L.P.